Prudential        The Prudential
----------        Insurance Company
                  of America


Annuitant                                              Contract No.
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                              LIMITATION PROVISIONS

The contract is amended at issue to include these provisions. They apply even though the contract may state otherwise:

NON-FORFEITABLE AND NON-TRANSFERABLE

1. The Annuitant will always be the owner of this contract except when a transfer is made to a former spouse in accord with a divorce decree as provided in Section 408 (d) (6) of the Internal Revenue Code of 1954, as amended (the "Code"). The rights of an Annuitant cannot be forfeited.

2. This contract may not be sold, assigned, discounted or pledged for any purpose to anyone except us. No part of the value of this contract may be used to buy life insurance.

RET1REMENT OPTIONS

For settlements that start while the Annuitant is living:

1. A last survivor type settlement may be chosen only if the Annuitant's then spouse is the contingent payee.

2. Option D may be chosen only if the period will not exceed the life expectancy, as we determine for persons of the same age, of the Annuitant. If the Annuitant's then spouse is the contingent payee the period may not exceed their joint life and last survivor expectancy, as we determine for persons of the same age.

3. Any payments we make will be made as we describe in the Variable Annuity Payout Provisions of this contract.

DEATH OPTIONS

Except for a settlement with the Annuitant's spouse, or one made in accord with the Retirement Options above, a settlement may not be chosen unless the amount available for settlement with the beneficiary or contingent payee will be distributed within five years of the date of death of the person by reason of whose death the amount became available.

ANNUITY DATE

The annuity date may not be changed to a date which is later than the contract anniversary on or just before the date six months after the Annuitant's 70th birthday.

So that this contract may meet the requirements of an individual retirement annuity within the meaning of Section 408 (b) of the Code:

1. We do not expect that any dividends will be payable during the accumulation period. If any dividends are declared, they will be credited on the next contract anniversary and only used to increase the annuity benefits.

2. The maximum purchase payment we will accept for any one tax year of the Annuitant is (a) the lesser of $2,000 or 100% of the amount that is included in the gross income of the Annuitant; or (b) a greater amount if allowed under the Code. But a purchase payment will not be considered in applying the maximum if we have been furnished with evidence that it came from one of these distributions:

     a. A qualifying rollover paid to a participant or, if he or she is deceased, to his or her spouse from a plan described in Section 401(a) or 403 (a) of the Code.

     b. A qualifying one paid to a participant or, if he or she is deceased, to his or her spouse from an annuity contract described in Section 403
          (b) of the Code.

     c.   One from an individual retirement account or annuity as described in
          Section 408 (a) or (b) of the Code, that is not an inherited individual retirement account or annuity as described in Section 408
          (d) (3) (c) of the Code.

A change might be needed later to conform this contract to the requirements of the Internal Revenue Code, regulations or published rulings or to the requirements of the Employee Retirement Income Security Act of 1974 If so, we will have the right to make the change(s) without a signed request and to provide a form of amendment to the contract.

                           Endorsed by attachment on the Contract Date
                              The Prudential Insurance Company of America,

                              By /s/ Isabella L. Kirchner
-----                                                          Secretary.
WVQ 2 84
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